Exhibit 10.18

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) dated as of the last date provided on the signature page (the “Effective Date”), is entered into between MELT PHARMACEUTICALS, INC., a Delaware corporation (“Melt”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and OHSO, LLC (“OHSO”), a South Dakota limited liability company, with a place of business at 3101 W. 57th Street, Sioux Falls, South Dakota 57108.

WHEREAS, OHSO and Harrow Health, Inc. (“Harrow”), formerly known as Imprimis Pharmaceuticals, Inc., entered into the Amended and Restated Asset Purchase Agreement (the “OHSO APA”) on or around the Effective Date;

WHEREAS, Melt and Harrow entered into the Asset Purchase Agreement (the “Melt APA”) on or around December 11, 2018; and

WHEREAS, the parties are entering into this Agreement in connection with the OHSO APA and the Melt APA.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the below terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings. Capitalized terms used but not defined herein shall have their respective meanings set forth in the OHSO APA.

1.1 “First Commercial Sale” means, with respect to any Product, the first sale of such Product by Melt, its Licensees, or its and their respective Affiliates after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.2 “Licensee” means a Third Party (other than Harrow) to whom Melt or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.3 “Net Licensing Revenues” means, with respect to any Product, the aggregate cash consideration or the cash value of any in kind remuneration received by Melt or its Affiliates in consideration for the grant by Melt or its Affiliates to a Licensee of a license, immunity or other right to offer to sell, sell or otherwise commercialize such Product (excluding amounts (a) received to reimburse Melt or its Affiliates for research, development or similar services conducted for such Product, in reimbursement of patent or other out of pocket expenses relating to such Product, (b) calculated on the sales price of such Product, or (c) in consideration for the purchase of any debt or securities of Melt or its Affiliates).

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1.4 “Net Receipts” means, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom.

1.5 “Net Sales” means, with respect to any Product, the gross sales price for such Product invoiced by Melt, its Licensees, or its or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less: (a) commercially reasonable credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by such customers; (c) commercially reasonable cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes assessed or imposed on the sale or license of such Product and paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by customers; and (f) an allowance for uncollectible or bad debts determined in accordance with GAAP. If Melt, its Licensees, or its or their respective Affiliates sell or license any Product to an Affiliate end user at a price that reflects a credit, allowance, discount or rebate that is greater than the same offered to otherwise similarly situated customers, the amount of the credit, allowance, discount or rebate shall not be subtracted from the gross sales price. Net Sales shall not include the gross sales price of such Product invoiced as the result of prescriptions written for the Product or purchases made of the Product by the investors in OHSO or by Affiliates of investors in OHSO.

1.6 “Payment Period” means, on a Product-by-Product and country-by-country basis, the period of time beginning on the Payment Period Start Date and continuing for the longer of (a) the term for which a Valid Claim in such country remains in effect and would be infringed by the use of such Product in such country, and (b) twenty (20) years following the date of the First Commercial Sale of such Product in such country.

1.7 “Payment Period Start Date” means, on a Product-by-Product and country-by-country basis, (a) if the First Commercial Sale of such Product in such country has occurred on or before April 1, 2019, then April 1, 2019, or (b) if the First Commercial Sale of such Product in such country occurs after April 1, 2019, then the date of the First Commercial Sale of such Product in such country.

1.8 “Third Party” means any Person other than OHSO, Melt or their respective Affiliates.

1.9 “Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Assigned Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

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2. Financial Terms.

2.1 Net Receipts Payments.

2.1.1 Net Receipts Payment Consideration. Subject to the provisions in this Section 2.1, on a Product-by-Product and country-by-country basis, Melt shall pay to OHSO, on a quarterly basis, three percent (3%) of Net Receipts during the applicable Payment Period (the “Net Receipts Payment Consideration”); provided, however, if, the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim, then the applicable Net Receipts Payment Consideration with respect to such Product in such country shall be reduced by one-half (½).

2.1.2 Third Party Royalties. If Melt, its Licensees, or its or their respective Affiliates is required to pay royalties to any Third Party (except Harrow) in order to make, have made, use, sell, offer to sale or import any Product, then Melt shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the Net Receipts Payment Consideration owing to OHSO under Section 2.1.1 with respect to sales of such Product; provided, however, that Melt shall not reduce the amount of the Net Receipts Payment Consideration with respect to sales of such Product for any period to less than (i) one and nine-tenths of one percent (1.9%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would infringe a Valid Claim, or (ii) ninety-five hundredths of one percent (.95%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim.

2.1.3 Combination/Bundled Products. In the event that a Product is sold by Melt, its Licensees, or its or their respective Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Melt.

2.2 Reports and Net Receipts Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Melt shall deliver to OHSO a report setting forth for such calendar quarter (a) the calculation of the applicable Net Receipts Payment Consideration, including without limitation the Net Licensing Revenues and Net Sales of each Product; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Melt shall remit the total payments due for the sale or license of Products during such calendar quarter at the time such report is made. No such reports or payments will be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

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2.3 Payment Provisions.

2.3.1 Payment Terms. The Net Receipts Payment Consideration shown to have accrued by each report provided for under Section 2.2 shall be due on the date such report is due. Payment of Net Receipts Payment Consideration in whole or in part may be made in advance of such due date. Late payments shall incur interest at the rate of one percent (1%) per month from the date such payments were originally due.

2.3.2 Withholding Taxes. Melt shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by OHSO, or any taxes required to be withheld by Melt, its Licensees, or its or their respective Affiliates, on behalf of OHSO, to the extent Melt, its Licensees, or its or their respective Affiliates pay to the appropriate governmental authority on behalf of OHSO such taxes, levies or charges. Melt shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of OHSO by Melt, its Licensees, or its or their respective Affiliates. Melt promptly shall deliver to OHSO proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

2.4 Audits. Upon the written request of OHSO and not more than once in each calendar year, Melt shall permit an independent certified public accounting firm of nationally recognized standing selected by OHSO and reasonably acceptable to Melt, at OHSO’s expense, to have access during normal business hours to such of the financial records of Melt as may be reasonably necessary to verify the accuracy of the Net Receipts Payment Consideration reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which OHSO has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, Melt shall pay such additional amounts within thirty (30) days after the date OHSO delivers to Melt such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by OHSO; provided, however, if the audit discloses that the Net Receipts Payment Consideration payable by Melt for such period are more than one hundred ten percent (110%) of the Net Receipts Payment Consideration actually paid for such period, then Melt shall pay the reasonable fees and expenses charged by such accounting firm. OHSO shall cause its accounting firm to retain all financial information subject to review under this Section 2.4 in strict confidence; provided, however, that Melt shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Melt regarding such financial information. The accounting firm shall disclose to OHSO only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. OHSO shall treat all such financial information as Melt’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 2.4.

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3. Confidentiality and Publication.

3.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 3, OHSO shall maintain in confidence all data and information comprising the Assets and each party shall maintain in confidence all non-public information and data of the of other party (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, (sub)licensees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the party making the disclosure shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Confidential Information. Notwithstanding anything to the contrary herein, under no circumstance shall either party disclose the protected health information or personally identifiable information of the other party at any time either during or after the termination of this Agreement.

3.2 Terms of this Agreement. Except as otherwise provided in this Section 3, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

3.3 Permitted Disclosures. The confidentiality obligations contained in this Section 3 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Melt may disclose the terms and conditions of this Agreement to any Person with whom Melt has, or is proposing to enter into, a business relationship related to the Product, as long as such Person has entered into a confidentiality agreement with Melt.

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3.4 Publication. Melt shall determine the strategy for, and coordinate, the publication and presentation of any disclosures related to the Technology, and OHSO shall not publish or otherwise disclose the Technology, or any data or information relating thereto, without the prior written consent of Melt. If OHSO or any Person on OHSO’s behalf desires to make any such publication or presentation, OHSO shall provide Melt with a copy of any manuscript intended for publication or any presentation intended for public disclosure (including any oral disclosure made with or without obligation of confidentiality) by or on behalf of OHSO that incorporates any information related to the Technology, or any data or information relating thereto, at least sixty (60) days before the submission of any manuscript for publication or the public presentation, for Melt’s review and consideration. Melt shall have the right to approve or reject such publication at its sole discretion. If after review Melt determines that the publishing party may publish or present such publication, Melt shall return to the publishing party the manuscript or presentation with any proposed changes. The publishing party shall incorporate all of Melt’s reasonable proposed changes to the manuscript or presentation prior to publication. Melt may further request that the publishing party postpone the publication or presentation in order to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation. If Melt requests such postponement, the publishing party shall postpone such publication or presentation as requested by Melt.

3.5 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 3, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

4. Miscellaneous.

4.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 4.1 IS INTENDED TO LIMIT OR RESTRICT THE RIGHTS OR LIABILITIES OF EITHER PARTY UNDER SECTION 3.

4.2 Public Announcements. Neither party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

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4.3 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 4.3 shall be void.

4.4 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

4.5 Entire Agreement; Amendment. This Agreement, together with each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements between the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

4.6 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

4.7 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to OHSO:	OHSO, LLC
3101 W. 57th Street
Sioux Falls, South Dakota 57108
Attn: John Berdahl

If to Melt:	Melt Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Greg Madison, Chief Executive Officer

4.8 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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5. Representations and Warranties. Each party represents and warrants to the other party as follows:

5.1 Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

5.2 Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

5.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

5.4 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

5.5 Such party is in compliance with all applicable laws, ordinances, orders, decrees, rules or regulations of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on such party. No unresolved (a) charges of violations of laws or regulations relating to such party’s business have been made or threatened; (b) proceedings or investigations relating to such party’s business are pending or have been threatened; and (c) citations or notices of deficiency have been issued or have been threatened, against such party relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party.

6. Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder.

***SIGNATURE PAGE FOLLOWS***

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SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Agreement as of the date below.

OSHO		MELT

OSHO, LLC		Melt Pharmaceuticals, Inc.

/s/ John Berdahl, M.D		/s/ Greg Madison
By:	John Berdahl, M.D.	By:	Greg Madison
Its:	Secretary and Managing Member	Its:	Chief Executive Officer

Date:	9/20/2019	Date:	10/3/2019

[Signature Page to Royalty Agreement]

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